Exhibit 99.14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-6 of our reports, included herein; dated April 27, 2007, with respect to the statements of assets and liabilities of Mutual of America Separate Account No. 3 (comprised of the sub-accounts listed in note 1 and collectively referred to as “the Separate Account”) as of December 31, 2006, and the related statements of operations for the year then ended as indicated therein, the statements of changes in net assets for each of the years or period in the two-year period then ended as indicated therein, and the financial highlights for each of the years or periods in the five-year period then ended as indicated therein; and dated March 9, 2007, on the consolidated statutory statements of financial condition of Mutual of America Life Insurance Company as of December 31, 2006 and 2005, and the related consolidated statutory statements of operations and surplus, and cash flows for the years then ended. We also consent to the reference to our firm under the heading “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York

April 27, 2007